EXHIBIT 99.1

COMMERCIAL METALS COMPANY REPORTS ALL-TIME RECORD QUARTER EARNINGS; OUTLOOK REMAINS POSITIVE; CASH DIVIDEND INCREASED

     Irving, TX — December 20, 2004 — Commercial Metals Company (NYSE: CMC) today reported record quarterly net earnings of $73.7 million or $2.42 per diluted share on net sales of $1.53 billion for the quarter ended November 30, 2004. This compares with net earnings of $12.6 million or $0.44 per diluted share for the same period last year on net sales of $830 million. This is the third consecutive quarter in which net earnings exceeded those for any previous complete fiscal year before fiscal 2004.

     The current year quarter included a pre-tax LIFO expense of $34.2 million ($0.73 per diluted share) compared with a LIFO expense of $1.3 million ($0.03 per diluted share) in the prior year quarter. The effective tax rate was 33.9%.

     CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “We continued to benefit in the first quarter from the favorable pricing and volume environment for most of our businesses and we achieved outstanding results across all of our segments. But just as certainly, our long enacted strategy of vertical integration and diversification has placed us in a position to reap major gains from positive environments. While markets generally remained strong during the quarter, there was a slowing in China and inventory adjustments in the U.S. and Europe which created some pressure on the high global prices for steel, nonferrous metals and industrial raw materials, as well as some slowing of shipments at the mill level. On the other hand, input costs remained high, freight rates increased again, and the U.S. dollar weakened further, all serving to sustain elevated dollar denominated selling prices.”

Domestic Mills

     Rabin said, “It was a remarkable quarter for our Domestic Mills segment. The record adjusted operating profit of $50.7 million for the first quarter on net sales of $316 million dwarfed last year’s first quarter, including a pre-tax LIFO expense of $27.1 million in this year’s first quarter (compared with $553 thousand LIFO expense last year). Within the segment, quarterly adjusted operating profit for our domestic steel minimills at $48.5 million also was a record and quadrupled that of a year earlier on the strength of vastly improved selling prices and solid shipments, which more than offset the steep rise in steel scrap and other input costs. Indeed, it was the best ever quarterly profit for each of the four

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(CMC First Quarter Fiscal 2005 – Page 2)

mills. On a year-to-year basis, tonnage melted for the first quarter was lower by 2% to 549 thousand tons; tonnage rolled was 546 thousand tons, 1% above last year’s first quarter; and shipments, including billets, decreased 4% to 545 thousand tons. Our quarterly average total mill selling price of $484 per ton was $175 per ton or 57% above last year’s still depressed level and the average selling price for finished goods was up by $185 per ton to $498 per ton. Conversely, the average scrap purchase cost rose by $70 per ton versus a year ago to $188 per ton. Additionally, utility costs increased by $1.0 million compared with the first quarter last year, and costs for other supplies increased as well. On balance, though, our margins rose considerably; the metal spread at $296 per ton was $105 per ton greater than the first quarter of last year.”

     Rabin added, “During the quarter we filed our initial claim of $18 million for business interruption reimbursement for the transformer failure at SMI South Carolina. We recorded an advance of $4 million in the Domestic Mill segment. Our ultimate total recovery remains dependent on resolution of issues regarding lost sales, prices, costs incurred and avoided, deductible amounts, and other factors. We cannot reasonably estimate the amount of our total recovery at this time. Our claim for business interruption at SMI-Texas is still being developed and reviewed and has not been filed.

     “The copper tube mill recorded an adjusted operating profit of $2.2 million, comparable with that of the prior year’s first quarter. The LIFO provision was $1.0 million pre-tax expense ($230 thousand last year). Demand from residential and commercial users was relatively steady. First quarter-to-quarter metal spreads improved by 3 cents per pound to 56 cents per pound despite the sharp rise in the underlying copper scrap price because of a parallel increase in tube selling prices. Against the same period last year, copper tube production decreased 1% to16.0 million pounds while shipments declined 3% to 16.2 million pounds.”

CMCZ

     Rabin said, “It was another very solid quarter for CMCZ, the steel minimill and related operations in Poland. Market conditions were not as strong as the fourth quarter of fiscal 2004; we experienced a significant decline in shipments as a result of the strengthening of the Polish Zloty as well as the seasonal slowdown. CMCZ generated net sales of PLN 424 million ($123 million) and recorded an adjusted operating profit of PLN 42.4 million ($12.3 million) on a 100% owned basis. The average sales price increased from the fourth quarter to PLN 1,667 per short ton while the average scrap purchase cost increased from the fourth quarter to PLN 833 per short ton, resulting in a metal spread of PLN 834 per ton. For the quarter, melted tons equaled 328 thousand, rolled tons equaled 202 thousand, and shipments totaled 252 thousand tons, including billets. Fourth quarter 2004 shipments had totaled 364 thousand tons.”

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(CMC First Quarter Fiscal 2005 – Page 3)

Domestic Fabrication

     Rabin continued, “The adjusted operating profit of $24.6 million for the Domestic Fabrication segment on net sales of $327 million was more than four times higher than the previous year’s quarter under increasingly favorable market conditions, notwithstanding a $4.6 million increase in the LIFO reserve (compared with a $322 thousand increase last year). All product areas — rebar fabrication, construction-related products (CRP), steel post plants, steel joist manufacturing, structural steel fabrication, and heat treating – showed improved profits and benefited from significant increases in selling prices and good operating levels. Shipments from our fabrication plants, including Lofland, totaled 340 thousand tons, 22% above the prior year’s first quarter, although specific product lines were mixed. The composite average fab selling price (excluding stock and buyouts) increased dramatically by $266 per ton to $821 per ton.”

Recycling

     According to Rabin, “The Recycling segment recorded another superb quarter on 67% higher net sales dollars ($220 million), propelled by vibrant ferrous and nonferrous scrap markets. This compared most favorably with the quarter a year ago. Adjusted operating profit more than tripled to $19.8 million. LIFO expense for the quarter was $2.2 million ($367 thousand last year). Most of the increase in profitability occurred on the ferrous side. Gross margins were significantly above last year while processing costs, as a percent of sales, declined to 9.1%. Our markets still were characterized by extraordinary price volatility for our major commodities against a backdrop of continued overall strong demand for our products. As ever, we focused on rapid inventory turnover. Versus last year, the average ferrous scrap sales price for the quarter increased by 77% to $220 per ton, and shipments climbed 9% to 470 thousand tons. The average nonferrous scrap sales price for the quarter was approximately 32% above a year ago while nonferrous shipments were 23% higher at 67 thousand tons. The total volume of scrap processed, including all our processing operations, equaled 828 thousand tons against 734 thousand tons in last year’s first quarter.”

Marketing and Distribution

     “Adjusted operating profit of $23.4 million for the Marketing and Distribution segment was another record,” Rabin said, “close to four times last year’s first quarter reflecting broad-based, robust business across multiple product lines and geographic areas led by the demand for steel in many of our markets. The segment recorded pre-tax LIFO expense of $281 thousand (negligible in prior year). Net sales totaled $681 million and were strong in the United States, Asia, Europe, and Australia. China imported less steel than it had been and exported significant quantities of steel during the quarter as a result of its cooler economy and, in fact, became a net exporter of steel in September, 2004. Our sales of aluminum, copper, brass and stainless steel semis increased significantly. Sales and profits for industrial materials and products continued at record levels, including traditional and newer items, with especially high demand globally from the steel industry. Our value-added downstream processing businesses, primarily in Australia, continued to generate good profits. The impact of the weaker U.S. dollar and higher freight rates was mixed.”

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(CMC First Quarter Fiscal 2005 – Page 4)

Financial Condition/Stock Dividend

     Rabin added, “Our financial position remained strong. At quarter end, long-term debt as a percentage of total capitalization was 34%, and the ratio of total debt to total capitalization plus short-term debt was 36%. Our working capital was $733 million and the current ratio was 1.9. Our coverage ratios were strong.

     “On November 22, 2004, the Company announced a two-for-one stock split in the form of a 100% stock dividend on the Company’s common stock payable January 10, 2005 to shareholders of record December 13, 2004 and announced a new quarterly cash dividend of 6 cents per share on the increased number of shares resulting from the stock dividend. The Board of Directors has implemented this increase by declaring a cash dividend payment of 6 cents per share to stockholders of record January 21, 2005. The dividend will be paid January 31, 2005. This is the 161st consecutive quarterly dividend paid by Commercial Metals Company. The effect of the stock dividend combined with the new cash dividend rate results in stockholders receiving a 20% increase in cash dividend payments, which combined with an earlier raise in the dividend represents a 50% increase in the last year.”

Outlook

     Rabin concluded, “Our outlook for the balance of the year remains very positive, although the second quarter typically is our weakest because of the seasonal construction slowdown. We expect the shift in profits to continue, with a higher proportion coming from the Domestic Fabrication segment. Domestic steel mill prices and shipments have weakened somewhat, while these same factors for CMCZ [dollar denominated] have declined to a greater extent. On the other hand, Domestic Fabrication prices have risen and demand remains strong. Ferrous and nonferrous scrap prices remain high, but extraordinarily volatile. Marketing and Distribution orders continue at a very healthy level. We anticipate second quarter LIFO diluted net earnings per share between $1.50 and $1.70, still strong and well above last year, but lower than the first quarter. We then expect earnings to reaccelerate in the second half of fiscal 2005, especially since the non-residential construction outlook in the United States has improved further. The additional potential recovery resulting from the South Carolina and Texas mill transformer business interruption claims, which may be substantial, has not been considered in our earnings estimate owing to the timing of recovery which may extend beyond the second quarter and our inability to estimate the recoverable amount.”

     CMC invites you to listen to a live broadcast of its first quarter 2005 conference call on Monday, December 20, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, President and CEO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived for two weeks and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”

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(CMC First Quarter Fiscal 2005 – Page 5)

     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

     Paragraph thirteen (Outlook) of this news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, currency valuation, production rates, insurance recoveries, inventory levels, and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expects,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, disputes as to insurance coverage or the extent of lost income subject to reimbursement which could result in a lengthy delay or failure to obtain recovery under business interruption insurance, and decisions by governments impacting the level of steel imports and pace of overall economic activity.

BUSINESS SEGMENTS
(in thousands)

	Three months ended
	11/30/04	11/30/03
Net Sales:
Domestic Mills	$315,762	$212,527
CMCZ	123,114	—
Domestic Fabrication	326,640	213,628
Recycling	220,470	131,892
Marketing and Distribution	680,595	340,381
Corporate and Eliminations	(137,509)	(68,421)

Total Net Sales	$1,529,072	$830,007

Adjusted Operating Profit (Loss):
Domestic Mills	$50,684	$14,609
CMCZ	12,315	—
Domestic Fabrication	24,591	5,716
Recycling	19,775	5,734
Marketing and Distribution	23,369	6,267
Corporate and Eliminations	(6,803)	(7,103)

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(CMC First Quarter Fiscal 2005 – Page 6)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended
	11/30/04	11/30/03
Net sales	$1,529,072	$830,007
Costs and Expenses:
Cost of goods sold	1,296,108	737,488
Selling, general and administrative expenses	109,805	67,412
Interest expense	7,301	5,094

	1,413,214	809,994

Earnings Before Income Taxes and Minority Interests	115,858	20,013
Income Taxes	39,275	7,385

Earnings Before Minority Interests	76,583	12,628
Minority Interests	2,858	—

Net Earnings	$73,725	$12,628

Basic earnings per share	$2.51	$0.45
Diluted earnings per share	$2.42	$0.44
Cash dividends per share	$0.10	$0.08
Average basic shares outstanding	29,352,693	28,145,679
Average diluted shares outstanding	30,461,053	28,999,960
Proforma effects of stock split payable January 10, 2005:
Basic earnings per share	$1.26	$0.22
Diluted earnings per share	$1.21	$0.22
Cash dividend per share	$0.05	$0.04
Average basic shares outstanding	58,705,386	56,291,358
Average diluted shares outstanding	60,922,106	57,999,920

Note:	Prior to this fiscal year, each quarter we estimated the quantities and costs for the year in calculating the annual LIFO effect. The resulting estimate was pro-rated across the current and remaining quarters of the fiscal year. For greater accuracy, we have refined our method of estimating and now estimate the LIFO effect using quantities and costs as of each quarter end. The resulting effect is recorded in its entirety each quarter. For example, should all quantities and costs remain the same as they were at November 30, 2004, there would be no marginal LIFO expense or credit in the remaining quarters of fiscal 2005; under the former method, an amount equal to the first quarter would have been expected each quarter thereafter.

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(CMC First Quarter Fiscal 2005 – Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	November 30,	August 31,
	2004	2004
Assets
Current Assets:
Cash and cash equivalents	$43,874	$123,559
Accounts receivable, net	671,787	607,005
Inventories	767,825	645,484
Other	53,739	48,184

Total Current Assets	1,537,225	1,424,232
Net Property, Plant and Equipment	467,988	451,490
Goodwill	30,542	30,542
Other Assets	82,256	81,792

	$2,118,011	$1,988,046

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable — trade	$381,250	$385,108
Accounts payable – documentary letters of credit	124,987	116,698
Accrued expenses and other payables	207,803	248,790
Income taxes payable	48,850	11,343
Short-term trade financing arrangements	8,338	9,756
Notes payable – CMCZ	15,058	530
Current maturities of long-term debt	18,342	11,252

Total Current Liabilities	804,628	783,477
Deferred Income Taxes	50,531	50,433
Other Long-Term Liabilities	45,041	39,568
Long-Term Trade Financing Arrangement	12,100	14,233
Long-Term Debt	394,817	393,368
Minority Interests	55,881	46,340
Stockholders’ Equity	755,013	660,627

	$2,118,011	$1,988,046

	Three months ended
(Short Tons in Thousands)	11/30/04	11/30/03

Domestic Steel Mill Rebar Shipments	231	253
Domestic Steel Mill Structural and Other Shipments	314	313
CMCZ Shipments	252	—

Total Mill Tons Shipped	797	566
Average FOB Domestic Steel Mill Selling Price (Total Sales)	$484	$309
Average FOB Domestic Steel Mill Selling Price (Finished Goods Only)	$498	$313
Average Domestic Ferrous Scrap Purchase Price	$188	$118
Average FOB Mill CMCZ Selling Price (Total Sales)	$470	—
Average CMCZ Ferrous Scrap Purchase Price	$239	—
Domestic Fab Plant Rebar Shipments	238	179
Domestic Fab Plant Structural, Joist, and Post Shipments	102	101

Total Domestic Fabrication Tons Shipped	340	280
Average Domestic Fab Selling Price (Excluding Stock & Buyout Sales)	$821	$555
Domestic Scrap Metal Tons Processed and Shipped	828	734

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(CMC First Quarter Fiscal 2005 – Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three months ended
	11/30/04	11/30/03
Cash Flows From (Used By) Operating Activities:
Net earnings	$73,725	$12,628
Adjustments to reconcile net earnings to cash used by operating activities:
Depreciation and amortization	19,138	15,123
Business interruption insurance recovery	(3,900)	—
Minority interests	2,858	—
Loss on reacquisition of debt	—	2,792
Provision for losses on receivables	955	941
Tax benefits from stock plans	1,592	1,042
Deferred income taxes	(15)	(657)
Net loss (gain) on sale of assets and other	(735)	(101)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(46,429)	(43,557)
Accounts receivable sold	179	2,657
Inventories	(102,097)	(43,910)
Other assets	1,304	(24,334)
Accounts payable, accrued expenses, other payables and income taxes	(29,768)	(12,789)
Other long-term liabilities	4,689	3,003

Net Cash Flows Used By Operating Activities	(78,504)	(87,162)
Cash Flows From (Used By) Investing Activities:
Purchases of property, plant and equipment	(17,215)	(7,143)
Sales of property, plant and equipment	1,728	101
Acquisitions of fabrication businesses	(2,950)	—

Net Cash Used by Investing Activities	(18,437)	(7,042)
Cash Flows From (Used By) Financing Activities:
Increase in documentary letters of credit	8,289	19,181
Proceeds from trade financing arrangements	—	35,307
Payments on trade financing arrangements	(5,518)	(11,128)
Short-term borrowings, net change	14,450	—
Proceeds from issuance of long-term debt	—	200,000
Payments on long-term debt	(66)	(89,035)
Stock issued under incentive and purchase plans	1,719	4,648
Dividends paid	(2,932)	(2,243)
Debt reacquisition and issuance costs	—	(4,709)

Net Cash From Financing Activities	15,942	152,021
Effect of Exchange Rate Changes on Cash	1,314	669

Increase (Decrease) in Cash and Cash Equivalents	(79,685)	58,486
Cash and Cash Equivalents at Beginning of Year	123,559	75,058

Cash and Cash Equivalents at End of Period	$43,874	$133,544

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(CMC First Quarter Fiscal 2005 – Page 9)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.

EBITDA:

Earnings before interest expense, income taxes, depreciation and amortization.

EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

     For the quarter ended November 30, 2004:

Net earnings	$73,725
Interest expense	7,301
Income taxes	39,275
Depreciation and amortization	19,138

EBITDA	$139,439

EBITDA to interest coverage for the quarter ended November 30, 2004:

     $139,439/7,301 = 19.1

Total Capitalization:

Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at November 30, 2004 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$755,013
Long-term debt	406,917
Deferred income taxes	50,531

Total capitalization	$1,212,461

Other Financial Information

Long-term debt to cap ratio as of November 30, 2004:

Debt divided by capitalization

     $406,917/1,212,461 = 33.6%

Total debt to cap plus short-term debt ratio as of November 30, 2004:

     $448,655/(1,212,461 + 41,738) = 35.8%

Current ratio as of November 30, 2004:

Current assets divided by current liabilities

     $1,537,225/804,628 = 1.9

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Contact:	Debbie Okle Director, Public Relations 214.689.4354

2005-11